The share exchange described in this press release involves securities of a foreign company. The share exchange is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the share exchange, such as in open market or privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

(Provided Documents)

Business Report

(From April 1, 2020 to March 31, 2021)

1.       Current Status of the Corporate Group

(1)       Status of Business in the Consolidated Accounting Year Under Review

(i)       Developments in and Results of Business

In regard to the economic environment surrounding the Company Group in the consolidated accounting year under review, the economy in Japan was sluggish due to restrictions on economic activity caused by a state of emergency being declared twice due to the spread of COVID-19. Overseas, economic activity in China was resumed early, and the resumption of economic activity in the United States is progressing due to factors such as large-scale economic measures and an increasing number of people being vaccinated. In Europe, however, restrictions on economic activity have been prolonged due to a repeated rise in infections caused by the English variant and other variants of COVID-19. Overall, the status of the global economy is one in which the future is uncertain as variants continue to spread despite vaccinations being performed, while there also continues to be trade friction between the United States and China.

Amidst these circumstances, the Company Group has promoted its business activities using means such as webinars and web conferencing for the purpose of preventing the spread of COVID-19. Additionally, while promoting efforts to reduce the cost of products and endeavoring to control fixed costs, the Company Group has endeavored to differentiate itself from other companies by continuing to actively invest in growth areas in order to respond to the diverse needs of customers and society, as well as changes in those needs.

As a result, net sales in the consolidated accounting year under review were 48,424 million JPY (a decrease of 1.6% compared to the previous consolidated accounting year), operating profit was 4,404 million JPY (an increase of 19.0% compared to the previous consolidated accounting year), ordinary profit was 4,564 million JPY (an increase of 33.0% compared to the previous consolidated accounting year), and profit attributable to parent company shareholders was 3,339 million JPY (an increase of 111.8% compared to the previous consolidated accounting year).

The business results of each segment are as follows.

Measuring and Weighing Instrument Business

In Japan, due to the spread of COVID-19, demand was sluggish and capital investments were postponed, and sales decreased year-on-year across the board, particularly in regard to weighing instruments and measuring, control, and simulation systems (DSP systems), with profit decreasing as well. Devices related to semiconductor production also saw a decrease in sales despite achieving the planned sales figures.

In the Americas, although sales decreased year-on-year in regard to measuring, control, and simulation systems (DSP systems), orders received began to recover from the second half. Additionally, while sales of weighing instruments failed to grow due to the effects of COVID-19, an increase in profit was achieved as a result of efforts to reduce costs.

In Asia and Oceania, sales of weighing instruments, such as metal detectors and weighcheckers, as a whole increased in Australia, while sales were strong in South Korea and India as economic activity steadily recovered. Furthermore, due partly to sales by the Taiwan company (A&D SCIENTECH TAIWAN LIMITED) that was made a subsidiary in the fourth quarter of the previous consolidated accounting period, sales and profit increased year-on-year.

As a result, net sales in the measuring and weighing instrument business were 26,662 million JPY (a decrease of 13.3% compared to the previous consolidated accounting year) and operating profit was 1,693 million JPY (a decrease of 33.5% compared to the previous consolidated accounting year).

Medical and Health Equipment Business

In Japan, sales in the health equipment business increased greatly mainly around non-contact thermometers due to the spread of COVID-19, while in regard to medical equipment, medical weighing instruments recovered steadily and achieved strong sales, resulting in large increases in both sales and profit.

In the Americas, in addition to continued shipments of products for large-scale projects in the United States, sales of blood pressure monitors and body-weight scales with telecommunication functions increased due to increased demand for telemedicine, while in Canada, sales and profit both increased as blood pressure monitors for home use sold well at major retailers.

In Europe, sales increased in England due to a prolonged lockdown and good performance in e-commerce. In Russia, sales in local currency increased as blood pressure monitors and thermometers performed well, but as the ruble continued to be weak, sales in yen decreased. However, an increase in profit was achieved through efforts to reduce costs.

As a result, net sales in the medical and health equipment business were 21,762 million JPY (an increase of 17.9% compared to the previous consolidated accounting year) and operating profit was 4,608 million JPY (an increase of 116.4% compared to the previous consolidated accounting year).

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Net Sales by Business Segment of the Corporate Group

Segment	Amount (million JPY)	Comparison to Previous Consolidated Accounting Year (%)	Ratio (%)
Measuring and Weighing Instruments	26,662	(13.3)	55.1
Medical and Health Equipment	21,762	17.9	44.9
Total	48,424	(1.6)	100.0

(ii)       Status of Capital Investments

The amount of capital investments in the consolidated accounting year under review was 1,696 million JPY in total, of which 1,128 million JPY in capital investments were made for purposes including the acquisition of land and the construction of a new main factory for Holon Co., Ltd., a consolidated subsidiary of the Company.

Additionally, a total of 484 million JPY of investments were made in order to acquire software.

(iii)       Status of Financing

There are no applicable matters.

(iv)       Status of Business Transfers, Absorption-type Splits, and Incorporation-type Splits

There are no applicable matters.

(v)       Status of Business Transfers Received

There are no applicable matters.

(vi)	Succession of Rights and Obligations Relating to Businesses of Other Corporations, etc. Through Absorption-type Mergers and Absorption-type Splits

There are no applicable matters for the consolidated accounting year under review.

The Company performed an absorption-type merger with MBS Co., Ltd. and San-ei Instruments Inc., consolidated subsidiaries of the Company, on April 1, 2021 and succeeded to all of the rights and obligations relating to the businesses of both companies.

(vii)	Status of Acquisition or Disposal of Shares, Other Equity, or Share Options, etc. of Other Companies

The Company acquired 246,500 shares of Holon Co., Ltd., its subsidiary, for 1,121 million JPY on September 8, 2020. There was no change in shareholding ratios due to this acquisition.

(2)       Changes in Status of Property and Profits and Losses

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Item	41st fiscal year (FY 2017)	42nd fiscal year (FY 2018)	43rd fiscal year (FY 2019)	44th fiscal year (Consolidated accounting year under review) (FY 2020)
Net sales (million JPY)	44,120	48,344	49,197	48,424
Ordinary profit (million JPY)	2,332	2,683	3,432	4,564
Profit attributable to parent company shareholders (million JPY)	1,827	1,900	1,576	3,339
Basic earnings per share (JPY)	89.22	92.74	76.88	161.87
Total assets (million JPY)	47,048	50,981	49,302	54,119
Net assets (million JPY)	15,939	18,090	18,576	23,387

Note 1:      Basic earnings per share is calculated using the average total number of issued shares during the relevant fiscal year.

The shares of the Company remaining in trusts that were recorded as treasury shares under shareholder equity include treasury shares that were deducted from the calculation of the average number of shares during the relevant fiscal year when calculating basic earnings per share.

Note 2:      “Partial Amendments to Accounting Standard for Tax Effect Accounting” (ASBJ Statement No. 28, February 16, 2018), etc. was applied from the start of the 42nd fiscal year, and the total assets for the 41st fiscal year stated above is the amount after retroactively applying that standard, etc.

(3)       Status of Significant Parent Companies and Subsidiaries

(i)       Status of Parent Companies

There are no applicable matters.

(ii)       Status of Significant Subsidiaries

Company Name	Capital	Contribution Ratio	Main Business Details
KENSEI KOGYO Co., Ltd.	81,800 thousand JPY	100.0%	Manufacture of electronic balances and medical equipment
Litra Co., Ltd.	200,000 thousand JPY	100.0%	Manufacture of indicators, load cells, and electronic platform scales and separation/sorting equipment
ORIENTEC CO., LTD.	268,640 thousand JPY	100.0%	Manufacture of measuring instruments
SUM Electro Mechanics Co., Ltd.	330,000 thousand JPY	100.0%	Manufacture and distribution of various testing instruments

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Best Instruments Co., Ltd.	20,000 thousand JPY	100.0%	Development, manufacture, and distribution of environmental measuring instruments
Holon Co., Ltd.	1,764,024 thousand JPY	51.0%	Development, manufacture, and distribution of semiconductor electron beam measurement and inspection equipment
A&D ENGINEERING, INC.	200 thousand USD	100.0%	Distribution of the Company’s products (US)
A&D ELECTRONICS (Shenzhen) CO., LTD.	45,000 thousand HKD	100.0%	Manufacture of electronic blood pressure monitors and weighing instruments
A&D RUS CO., LTD.	505,247 thousand RUB	100.0%	Distribution of the Company’s products (Russia)

Note 1:      The Company has 22 consolidated subsidiaries, including the significant subsidiaries stated above. The consolidated business results for the consolidated accounting year under review are as stated in “Developments in and Results of Business”.

Note 2:      The Company performed an absorption-type merger with MBS Co., Ltd. and San-ei Instruments Inc. on April 1, 2021.

Note 3:      There are no subsidiaries that constitute a specified wholly-owned subsidiary.

(4)       Tasks To Be Addressed

The Company Group develops its business with a focus on “measuring” and handles a variety of products, from measurement, control, and simulation systems (DSP systems) to electronic measuring instruments, weighing instruments, blood pressure monitors, and other such equipment. The recent spread of COVID-19 has brought changes to the values of society and the structure of industry, and innovations in digital technologies such as AI, IoT, and RPA are accelerating. At the same time, it has become necessary to shift to a carbon neutral society in order to address the issue of climate change.

Due to this, efforts in the industrial world to respond to 5G (fifth-generation mobile communication systems) and the shift to electric vehicles and automobile electronization are accelerating, and it is necessary for the Company to develop advanced measuring technologies to respond to changes in the industrial world. Therefore, the Company is implementing measures such as contributing to telemedicine by providing an ample range of health equipment with ICT (information and communication technology) functionality, supporting the promotion of the shift to electric vehicles through DSP systems, and increasing the precision of semiconductor testing equipment in line with the increasing miniaturization of semiconductors.

The Company Group has accumulated many differentiated technologies through its development investments up to the present and will endeavor to achieve the sustainable growth of its businesses by making effective use of those technologies while promoting the measures stated above.

(5)       Main Business Details (as of March 31, 2021)

The Company Group is engaged in the manufacture and distribution of the products stated below.

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Segment	Main Products
Measuring and Weighing Instruments

Measuring Instruments

Measuring, control, and simulation systems; noise and vibration analysis equipment; A/D and D/A convertors; electron guns; material testing equipment; viscoelasticity testing equipment; friction and wear testing equipment; oil pressure testing equipment; exhaust gas measuring equipment; viscometers; ultrasonic flaw detectors

Weighing Instruments

Analytical electronic balances; general purpose electronic balances; platform scales; counting scales; indicators; load cells; checkweighers; metal detectors; x-ray inspection equipment; truck scales; batcher scales, weighing systems; industrial measuring instruments

Medical and Health Equipment	Blood pressure monitors for home and medical use; weighing instruments for medical use; health-related equipment

(6)       Main Business Locations (as of March 31, 2021)

A&D Company, Limited	Head office	Toyoshima-ku, Tokyo
	Sales offices	Yokohama-shi; Nagoya-shi; Osaka-shi; Hiroshima-shi; Fukuoka-shi
	Business office	Tajimi-shi, Gifu
	R&D center	Kitamoto-shi, Saitama
KENSEI KOGYO Co., Ltd.	Head office	Shimotsuma-shi, Ibaraki
Litra Co., Ltd.	Head office	Hidaka-shi, Saitama
ORIENTEC CO., LTD.	Head office	Fukaya-shi, Saitama
SUM Electro Mechanics Co., Ltd.	Head office	Mizuho-cho, Nishitama-gun, Tokyo
Best Instruments Co., Ltd.	Head office	Yawata-shi, Kyoto
MBS Co., Ltd.	Head office	Kitamoto-shi, Saitama
San-ei Instruments Inc.	Head office	Toyoshima-ku, Tokyo
Holon Co., Ltd.	Head office	Tokorozawa-shi, Saitama
A&D ENGINEERING, INC.	Head office	United States
A&D Australasia Pty Ltd	Head office	Australia
A&D INSTRUMENTS LIMITED	Head office	England
A&D KOREA Limited	Head office	South Korea
A&D SCALES CO., LTD.	Head office	South Korea
A&D ELECTRONICS (Shenzhen) CO., LTD	Head office	China
A&D Technology Inc.	Head Office	United States
A&D RUS CO., LTD.	Head office	Russia
A&D Technology Trading (Shanghai) Co., Ltd.	Head office	China
A&D INSTRUMENTS INDIA PRIVATE LIMITED	Head office	India

6

A&D Europe GmbH	Head office	Germany
A&D Vietnam Limited	Head office	Vietnam
A&D Instruments Canada Inc.	Head office	Canada
A&D SCIENTECH TAIWAN LIMITED	Head office	Taiwan
Note:	The Company performed an absorption-type merger with MBS Co., Ltd. and San-ei Instruments Inc. on April 1, 2021.

(7)       Status of Employees (as of March 31, 2021)

(i)       Status of Employees of the Corporate Group

Segment	Number of Employees	Increase or Decrease Compared to End of Previous Consolidated Accounting Year
Measuring and Weighing Instruments	1,251	54 (decrease)
Medical and Health Equipment	1,241	35 (decrease)
All companies (shared)	52	—
Total	2,544	89 (decrease)

(ii)       Status of Employees of the Company

Number of Employees	Increase or Decrease Compared to End of Previous Business Year	Average Age	Average Years of Service
732	16 (increase)	42.6	16.0
Note:	The number of employees does not include employees seconded to other companies or part-time employees, which total 185 employees.

(8)       Status of Main Lenders (as of March 31, 2021)

Lender	Borrowed Amount
Saitama Resona Bank, Limited	3,332 million JPY
Ashikaga Bank, Ltd.	2,560 million JPY
Sumitomo Mitsui Banking Corporation	1,641 million JPY
MUFG Bank, Ltd.	1,572 million JPY
Mizuho Bank, Ltd.	1,554 million JPY

(9)       Other Significant Matters Relating to the Current Status of the Corporate Group

There are no applicable matters.

2.        Current Status of the Company

(1)       Status of Shares (as of March 31, 2021)

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(i)	Total Number of Shares Authorized To Be Issued:	40,000,000 common shares
(ii)	Total Number of Issued Shares:	22,579,700 common shares
(iii)	Number of Shareholders:	5,492 shareholders
(iv)	Major Shareholders (Top Ten)

Shareholder Name	Number of Shares Held (Thousands of Shares)	Shareholding Ratio
Master Trust Bank of Japan, Ltd. (trust account)	1,386	6.61%
A&D Employee Shareholder Association	1,159	5.53%
MLI FOR CLIENT GENERAL OMNI NON COLLATERAL NON TREATY-PB	1,128	5.38%
STATE STREET BANK AND TRUST CLIENT OMNIBUS ACCOUNT OMO2 505002	1,090	5.20%
Custody Bank of Japan, Ltd. (trust account)	846	4.04%
Saitama Resona Bank, Limited	606	2.89%
BBH FOR FIDELITY LOW-PRICED STOCK FUND (PRINCIPAL ALL SECTOR SUBPORTFOLIO)	589	2.81%
The Nomura Trust and Banking Co., Ltd. (trust account)	499	2.39%
Ashikaga Bank, Ltd.	490	2.34%
Satoshi Furukawa	350	1.67%

Note 1:     The Company holds 1,616,070 treasury shares in the name of the submitting company but has been excluded from the major shareholders stated above. The treasury shares do not include the 335,400 shares of the Company owned by the Custody Bank of Japan, Ltd. (formerly Trust & Custody Services Bank, Ltd.) (Trust E Account) established when introducing a board benefit trust.

Note 2:      Shareholding ratios have been calculated after deducting the number of treasury shares from the total number of issued shares.

(v)       Other Significant Matters Relating to Shares

There are no applicable matters.

(2)       Status of Share Options, etc.

Status of Share Options Held by Company Officers Delivered as Consideration for the Performance of Duties (as of March 31, 2021)

Share Options Pursuant to a Resolution of the Annual General Meeting of Shareholders Held on June 28, 2005 (Share Options Issued as Stock Options Pursuant to Article 280-20 and Article 280-21 of the Former Commercial Code)

Number of share options	471
Class and number of shares subject to share options	47,100 common shares
Paid-in amount for share options	No consideration
Value of property to be contributed upon exercise of share options	1 JPY per share
Capitalization amount in case of issuing shares upon exercise of share options	1 JPY per share

8

Period during which share options can be exercised		From September 1, 2005 to August 31, 2035
Conditions for exercise of share options

•     A share option holder can exercise share options only if he or she has left his or her position as an officer (a director or corporate auditor) of the Company. However, in this case, the share option holder can exercise share options only during the period from the day following the day on which he or she left his or her position as an officer (the “Option Exercise Start Date”) to the day on which ten days have passed from the Option Exercise Start Date. However, a share option holder cannot exercise part of his or her share options or part of a single share option.

•     The approval of the board of directors of the Company is required for the transfer of share options, and share options cannot be pledged or otherwise disposed of in any way.

•     If a share option holder dies, then among the heirs of the share option holder, only his or her spouse, children, or lineal ascendants within the first degree of kinship can exercise share options. However, the heirs can exercise share options only until the day on which three months have passed from the day following the day on which the officer died.

•     Other conditions for the exercise of share options are as provided for in the share option allotment agreements executed between the Company and the persons receiving allotments of share options pursuant to resolutions of the general meeting of shareholders and resolutions of the board of directors.

Holding status of Company officers	Directors	Number of holders: 2 Number of share options: 471 Number of shares subject to share options: 47,100
	Corporate auditors	—

(3)       Other Significant Matters Relating to Share Options, etc.

There are no applicable matters.

(4)       Status of Company Officers

(i)       Status of Directors and Corporate Auditors (as of March 31, 2021)

Position in Company	Name	Status of Responsibilities and Significant Concurrent Positions
Representative Director, President & CEO	Yasunobu Morishima

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Director and Senior Managing Executive Officer	Masatake Eto	In charge of sales; global marketing HQ executive
Director and Managing Executive Officer	Yutaka Murata	In charge of R&D
Director and Managing Executive Officer	Sadao Ito	In charge of business management
Director and Executive Officer	Shingo Takada	In charge of production
Director and Executive Officer	Satoshi Furukawa	Sales HQ executive
Director	Steven Plunkett	CEO of A&D ENGINEERING, INC. CEO of A&D Instruments Canada, Inc.
Director	Hiroshi Kawada
Director	Yasuhiro Daisho
Director	Yutaka Inui
Full-time Corporate Auditor	Takaaki Suga
Corporate Auditor	Katsumi Aya	Representative partner of Tokiwa Law Office
Corporate Auditor	Terumi Haraguchi
Corporate Auditor	Hideo Umezawa

Note 1:    Mr. Yutaka Inui was newly elected and assumed office as a director at the 43rd Annual General Meeting of Shareholders held on June 25, 2020.

Note 2:    Mr. Hiroshi Kawada, Mr. Yasuhiro Daisho, and Mr. Yutaka Inui are outside directors. The Company has designated them as independent officers pursuant to provisions of the Tokyo Stock Exchange, and has notified the Tokyo Stock Exchange of such designation.

Note 3:    Mr. Katsumi Aya, Mr. Terumi Haruguchi and Mr. Hideo Umezawa are outside corporate auditors. The Company has designated them as independent officers pursuant to provisions of the Tokyo Stock Exchange, and has notified the Tokyo Stock Exchange of such designation.

Note 4:    Mr. Hideo Umezawa, corporate auditor, has many years of experience with financial institutions and possesses a significant level of knowledge regarding finance and accounting.

(ii)       Directors and Corporate Auditors Who Resigned During the Business Year

There are no applicable matters.

(iii)       Summary of Contents of Agreements Limiting Liability

Pursuant to Article 427, Paragraph (1) of the Companies Act, the Company has executed agreements limiting liability with each director and corporate auditor limiting damages to the minimum liability amount provided for in Article 425, Paragraph (1) of the Companies Act.

(iv)       Summary of Contents of Directors and Officers Liability Insurance (D&O Insurance)

The Company has executed directors and officers liability insurance (D&O insurance) agreements under which the directors and corporate auditors are insured, and damage, etc. in cases where directors, etc. bear liability for damage arising from their duties will be indemnified. The Company bears the entire amount of the insurance premiums. Claims for damages arising due to willful misconduct or gross negligence are not covered by the above insurance agreements.

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(v)       Total Amount of Compensation, etc. of Directors and Corporate Auditors

A.	Matters Concerning Policies for Determining Details of Compensation, etc. of Individual Directors

The compensation of Company officers is composed of base compensation, performance-based compensation (which is linked to consolidated business performance), and share compensation (the purpose of which is to improve performance over the mid- to long-term).

The base compensation of directors is a fixed amount per month and is determined within the range of monthly compensation resolved on by the general meeting of shareholders. The board of directors has the authority to determine the amount of monthly compensation of directors and the policies relating to the determination of the methods for calculating that amount. Additionally, the compensation of corporate auditors of the Company consists only of base compensation, which is determined through discussion among the corporate auditors based on the duties thereof within the range of monthly compensation resolved on by the general meeting of shareholders.

Performance-based compensation is paid to directors who are officers engaged in business execution in a lump sum of 2% of profit before taxes and other adjustments (consolidated) before recording the performance-based compensation as expenses after account closing figures are determined, with the upper limit being the total payment amount resolved on by the general meeting of shareholders. Profit before taxes and other adjustments was chosen as a performance indicator because the Company aims to increase corporate value by increasing profit levels each period, and profit before taxes and other adjustments was determined to be appropriate as a performance indicator for that purpose. In the business year under review (April 1, 2020 to March 31, 2021), profit before taxes and other adjustments (consolidated) before recording performance-based compensation as expenses was 4,629 million JPY.

Share compensation is performance-based share compensation in which Company shares are acquired through a trust using money contributed by the Company, and Company shares, etc. are paid to directors who are officers engaged in business execution through the trust in accordance with the Officer Share Payment Regulations established by the Company. In principle, directors receive the payment of Company shares, etc. when they leave their positions as directors. Directors are granted a determined number of points based on factors such as their position and the level at which the Company achieved its targeted business performance in each business year. The formula for calculating the number of points granted is as follows.

Formula

Base points based on position as of June 30 of the year before the points are to be granted (Table 1) × Performance multiplier based on business performance for the period being evaluated (Table 2)

(Fractions of points will be rounded down.)

If there is a change in position during the period of service, the number of points to be granted on the immediately following point granting date will be the total of the points set out below (fractions of points will be rounded down).

11

The month in which a change in position occurs will be deemed to count towards the post-change position.

(1)	Points based on period in pre-change position

Base points based on pre-change position (Table 1) × Performance multiplier based on business performance for the period being evaluated (Table 2) × (Number of months of the service period in the pre-change position ÷ 12)

(2)	Points based on period in post-change position

Base points based on post-change position (Table 1) × Performance multiplier based on business performance for the period being evaluated (Table 2) × (Number of months of the service period in the post-change position ÷ 12)

In addition to the above, if the Company determines it necessary, the Company may grant points on the day that it determines to be necessary; however, in this case, the number of points to be granted will be determined by the board of directors.

Table 1: Base Points

Position	Base Points
Representative Director, President & CEO	11,300
Director and Senior Managing Executive Officer	7,500
Director and Managing Executive Officer	6,400
Director and Executive Officer	5,600

Table 2: Performance Multiplier

Operating Profit Achievement Ratio	Multiplier
Less than 50%	0.0
50% to less than 90%	0.5
90% to less than 110%	1.0
110% to less than 120%	1.1
120% or more	1.2

The operating profit achievement ratio is the achievement ratio as compared to the operating profit (consolidated) budget amount at the beginning of the period.

If the consolidated operating profit is negative, the performance multiplier will be 0.0, regardless of achievement ratio.

Consolidated operating profit in the business year under review (April 1, 2020 to March 31, 2021) was 4,516 million JPY, compared to the operating profit (consolidated) budget amount of 1,130 million JPY, which is the basis for the calculation of share compensation. Operating profit was chosen as a performance indicator because the Company determined it to be appropriate as an indicator of growth potential and efficiency in order to achieve the sustainable increase of corporate value.

B.	Matters Concerning Resolutions of the General Meeting of Shareholders Regarding Compensation, etc. of Directors and Corporate Auditors

12

The compensation limit for the base compensation of directors was resolved to be within 20 million JPY per month at the 36th Annual General Meeting of Shareholders held on June 25, 2013. The number of directors as of the close of that annual general meeting of shareholders was eight (of whom none were outside directors).

The total payment amount of performance-based compensation was resolved to be within 500 million JPY at the 30th Annual General Meeting of Shareholders held on June 27, 2007. The number of directors as of the close of that annual general meeting of shareholders was seven.

The implementation of a share compensation system was resolved at the 39th Annual General Meeting of Shareholders held on June 23, 2016. The number of directors as of the close of that annual general meeting of shareholders was eight.

The compensation limit for corporate auditors was resolved to be within 3 million JPY per month at the 29th Annual General Meeting of Shareholders held on June 28, 2006. The number of corporate auditors as of the close of that annual general meeting of shareholders was three.

C.	Matters Concerning Delegation of Decision of Compensation, etc. of Individual Directors

The amount of base compensation of each director is decided by Representative Director, President & CEO Yasunobu Morishima, to whom such decisions have been delegated by a resolution of the board of directors, within the range of total compensation amounts resolved on by the general meeting of shareholders. These decisions are made based on reports from the Nomination and Compensation Advisory Committee and after comprehensively taking into account matters such as the position and duties of each director, the compensation levels of other companies, and the business performance of the Company. Decisions on compensation amounts were delegated to the Representative Director, President & CEO because it was determined that he has the most thorough knowledge of matters such as the business condition of the Company Group and the external environment and is able to comprehensively decide officer compensation amounts, and in order to provide appropriate oversight by third parties, decisions are made based on the results of deliberations by the Nomination and Compensation Advisory Committee. Additionally, the board of directors also respects the results of those deliberations and has determined that they comply with the policies for determining compensation.

The method of distributing performance-based compensation was delegated to the board of directors by a resolution at the 41st Annual General Meeting of Shareholders held on June 26, 2018. Specifically, it has been decided that performance-based compensation will be distributed at a ratio of 100 for each representative director, president and CEO, 40 for each director and senior managing executive officer, 30 for each director and managing executive officer, and 20 for each director and executive officer.

In regard to individual compensation, etc. for share compensation, a determined number of points are granted to each director based on factors such as their position and the level at which the Company achieved its targeted business performance in each business year. Additionally, the maximum amount of total points that can be granted to a director per five business years is 400,000 points (equivalent to 400,000 common shares of the Company). The points granted to directors are converted to one common share of the Company per point when share compensation is paid.

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D.	Total Amount, etc. of Compensation, etc. of Directors and Corporate Auditors
Officer Category	Total Amount of Compensation, etc. (million JPY)	Total Amount of Compensation by Type (million JPY)			Number of Officers Receiving Compensation
		Base Compensation	Performance-based Compensation	Share Compensation
Directors (Outside Directors)	275 (16)	163 (16)	92 (0)	19 (0)	10 (3)
Corporate Auditors (Outside Corporate Auditors)	31 (19)	31 (19)	0 (0)	0 (0)	4 (3)
Total	307 (35)	195 (35)	92 (0)	19 (0)	14 (6)

Note 1:      The amounts paid to directors do not include the employee salaries of directors who are also employees.

Note 2:     Other than the above, the outside officers did not receive any compensation, etc. from subsidiaries of the Company as officers for the business year under review.

(vi)       Matters Concerning Outside Officers

Directors

A.	Status of Significant Concurrent Positions with Other Corporations, etc. and Relationships to Those Other Corporations, etc.

There are no applicable matters.

B.	Relationships with Specified Related Business Operators Such as Major Transaction Partners

There are no applicable matters.

C.	Status of Main Activities in the Business Year Under Review
a.	Status of Attendance of Board of Directors Meetings
	Board of Directors Meetings
	Number of Meetings Attended	Attendance Rate (%)
Director Hiroshi Kawada	18	100.0
Director Yasuhiro Daisho	18	100.0
Director Yutaka Inui	15	100.0
Note:	In regard to Mr. Yutaka Inui, the above table states the status of his attendance of board of directors meetings held after he assumed office on June 25, 2020.

b.	Status of Statements at Board of Directors Meetings

14

Outside Director Hiroshi Kawada has provided advice and opinions in order to ensure the appropriateness and propriety of decisions of the board of directors based on his rich experience and broad insight as a corporate manager.

Outside Director Yasuhiro Daisho has asked questions as appropriate and provided advice and opinions at board of directors meetings from his expert perspective utilizing his rich experience and broad insight as a college professor.

Outside Director Yutaka Inui has provided advice and opinions in order to ensure the appropriateness and propriety of decisions of the board of directors based on his rich experience and deep knowledge of capital markets as a manager of a securities company.

c.	Summary of Duties Performed in Relation to Roles Expected To Be Fulfilled by Outside Directors

The outside directors have overseen management and conflicts of interests, etc. from an independent and objective perspective through providing advice and opinions at board of directors meetings. In addition, at the voluntarily-established Nomination and Compensation Advisory Committee, Mr. Hiroshi Kawada, who serves as the chairman thereof, and Mr. Yutaka Inui, who serves as a member thereof, deliberated on the appropriateness and propriety of compensation of director candidates and officers. and provided a report thereon to the board of directors.

Corporate Auditors

A.	Status of Significant Concurrent Positions with Other Corporations, etc. and Relationships to Those Other Corporations, etc.

There are no applicable matters.

B.	Relationships with Specified Related Business Operators Such as Major Transaction Partners

There are no applicable matters.

C.	Status of Main Activities in the Business Year Under Review
a.	Status of Attendance of Board of Directors Meetings and Board of Corporate Auditors Meetings
	Board of Directors Meetings		Board of Corporate Auditors Meetings
	Number of Meetings Attended	Attendance Rate (%)	Number of Meetings Attended	Attendance Rate (%)
Corporate Auditor Katsumi Aya	18	100.0	14	100.0
Corporate Auditor Terumi Haraguchi	18	100.0	14	100.0
Corporate Auditor Hideo Umezawa	18	100.0	14	100.0

b.	Status of Statements at Board of Directors Meetings and Board of Corporate Auditors Meetings

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Each outside corporate auditor appropriately made statements necessary for the deliberation of agenda items at board of directors meetings and expressed opinions on audit methods and other matters regarding the performance of duties of the corporate auditors at board of corporate auditors meetings.

Outside Corporate Auditor Katsumi Aya provided advice and opinions to ensure the appropriateness and propriety of the decision-making of the board of directors based on his expert knowledge as an attorney.

Outside Corporate Auditor Terumi Haraguchi provided advice and opinions to ensure the appropriateness and propriety of the decision-making of the board of directors based on his wide range of work experience including many years of management of a business company and his high level of knowledge.

Outside Corporate Auditor Hideo Umezawa provided advice and opinions to ensure the appropriateness and propriety of the decision-making of the board of directors based on his many years of experience at a financial institution, abundant knowledge of finance and accounting, and high level of knowledge concerning management.

(5)       Status of Accounting Auditor

(i)        Name: KPMG AZSA LLC

(ii)       Amount of Compensation, etc.

Payment Amount
• Amount of compensation, etc. as accounting auditor for the business year under review	58 million JPY
• Total amount of money and other economic benefits to be paid to the accounting auditor by the Company and its subsidiaries	58 million JPY

Note 1:     In the audit agreement between the Company and the accounting auditor, no distinction is made between audit compensation for audits under the Companies Act and audits under the Financial Instruments and Exchange Act, and such distinction cannot substantially be made; therefore, the amount of compensation, etc. as accounting auditor for the business year under review indicates the total compensation for both types of audits.

Note 2:     Taking into consideration the “Practical Guidelines for Coordination with Accounting Auditors” released by the Japan Audit & Supervisory Board Members Association, the board of corporate auditors of the Company confirmed and considered matters such as the results of an analysis and evaluation of the audit results of the previous business year and the appropriateness of the planned auditing hours, personnel allocation and the estimated compensation amount in the audit plan for the business year under review based on that analysis and evaluation, as a result of which the board of corporate auditors gave the consent provided for in Article 399, Paragraph (1) of the Companies Act in regard to the compensation, etc. of the accounting auditor.

Note 3:    Of the significant subsidiaries of the Company, Holon Co., Ltd., A&D ENGINEERING, INC., A&D ELECTRONICS (SHENZHEN) CO., LTD., and A&D RUS CO., Ltd. are audited by a certified public accountant or auditing firm other than the accounting auditor of the Company.

(iii)	Policies on Determination of Dismissal or Non-reappointment of Accounting Auditor

If the board of corporate auditors of the Company finds there to be grounds for dismissal provided for in Article 340 of the Companies Act or other grounds equivalent thereto, the accounting auditor will be dismissed or will not be reappointed.

(iv)	Summary of Contents of Agreements Limiting Liability

There are no applicable matters.

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(6)       Systems to Ensure the Appropriateness of Operations

(i)	Systems To Ensure That the Performance of Duties by the Directors and Employees of the Company and Its Subsidiaries Conforms to Laws, Ordinances, and the Articles of Incorporation
(1)	The Company shall establish the “A&D Group Ethics Charter” and base all of its corporate activities on compliance with laws and ordinances and conformity to social ethics.
(2)	The Company shall establish the Compliance Committee, chaired by an officer in charge of compliance who is appointed by the board of directors, as a body to promote compliance systems and thereby endeavors to ensure thorough compliance in the Company Group.
(3)	The board of corporate auditors and Internal Audit Office shall cooperate to audit systems for compliance with laws, ordinances, and internal regulations, etc., as well as the effectiveness thereof, and thereby endeavor to ensure appropriateness.
(4)	In regard to financial reports, the Company shall develop and operate appropriate internal control systems in order to ensure the reliability of the financial information of the Company Group.
(5)	The Company shall develop systems to sever all relationships with anti-social forces or groups and to firmly refuse all demands therefrom.
(6)	The Company shall develop whistleblowing systems for misconduct, etc. and endeavor to achieve the prevention, early detection, and early resolution of issues.

(ii)	Systems Relating to the Retention and Management of Information Concerning the Performance of Duties by the Directors of the Company

Documents concerning the performance of duties by the directors shall be recorded in writing or electromagnetic media and appropriately manage in accordance with laws, ordinances, and internal regulations. These documents shall be available for viewing at any time by the directors and corporate auditors.

(iii)	Regulations and Other Systems Relating to the Management of Risks of Loss of the Company and Its Subsidiaries

The Company shall establish the Risk Management Committee in order to deliberate on issues relating to the group-wide promotion of risk management, and conduct overall management in accordance with the “Risk Management Regulation”. Each department shall establish systems to manage its own risks.

(iv)	Systems to Ensure the Efficient Performance of Duties by the Directors of the Company and Its Subsidiaries
(1)	The Company shall adopt an executive officer system, thereby separate the decision-making and oversight functions of management from the business execution function and endeavor to strengthen and improve the efficiency of each of those functions.
(2)	The Company and its subsidiaries shall establish matters such as the division of duties, official powers and authority, and business operation procedures in internal regulations and endeavor to appropriately implement those regulations.

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(3)	The Internal Audit Office shall perform internal audits of the Company and its subsidiaries, make recommendations for the correction or improvement, etc. of operations as necessary, and promote the efficient operations of the Company Group.

(v)	Systems Relating to Reports to the Company of Matters Concerning the Performance of Duties by the Directors, etc. of Its Subsidiaries

Subsidiaries manage the performance of duties pursuant to the “Related Company Management Regulations”, in addition to which the relevant departments in charge or the Corporate Strategic Planning Department receive reports on matters such as business conditions periodically and whenever appropriate, and report significant matters to the board of directors of the Company.

(vi)	Matters Concerning Employees Assigned to Assist Corporate Auditors in Cases Where Corporate Auditors Request Such Employees be Assigned to Assist in Performing Their Duties
(1)	If the corporate auditors request employees to assist them in performing their duties, the Company shall assign employees, either dedicated solely to assisting the corporate auditors or with other duties, with the capabilities and knowledge to assist in audits as necessary, and the selection of those employees shall be determined through discussions between the directors and corporate auditors.
(2)	The authority to issue instructions to those employees during the period that they assist the corporate auditors in performing their duties shall be deemed to be transferred to the corporate auditors, and those employees shall not be required to comply with instructions or orders from directors or other employees.

(vii)	Systems Relating to Reports to the Corporate Auditors of the Company

The directors and employees of the Company and its subsidiaries shall immediately report to the corporate auditors when a matter that would cause significant loss to the company has occurred or is at risk of occurring or when an illegal act or misconduct is discovered, and if the corporate auditors request a report, the directors and employees shall promptly comply with that request. Additionally, disadvantageous treatment of a person who made such a report due to having done so shall be prohibited.

(viii)	Other Systems to Ensure That Audits by Corporate Auditors Are Performed Effectively
(1)	If the corporate auditors incur expenses such as advance payments in the course of performing their duties, the Company shall promptly pay those expenses or debts as claimed by the corporate auditors.
(2)	In order to understand significant decision-making processes and the status of business execution, the corporate auditors may attend significant meetings of the Company, view documents relating to business execution, and request explanations from directors and employees as necessary.
(3)	The corporate auditors shall exchange information with the Internal Audit Office and the accounting auditor and mutually cooperate as necessary therewith.

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(ix)	Basic Views and Systems in Order To Exclude Anti-social Forces

The Company Group firmly opposes anti-social forces and groups that threaten the order and safety of civil society and resolutely faces demands therefrom. This stance is set out in the “A&D Group Ethics Charter” and made known to all officers and employees of the Company Group. Additionally, the Company endeavors to gather information from sources such as related administrative agencies at all times, and the Company has established a system to communicate closely with related administrative agencies and legal experts when an incident occurs and to promptly and appropriately handle the incident.

(7)       Summary of Operation Status of Internal Control Systems

(i)	Overall Internal Control Systems

The internal audit department of the Company monitors the development and operation status of the overall internal control systems of the Company and its subsidiaries and makes improvements to the systems. Additionally, the internal audit department performs “evaluations of the effectiveness of internal controls in regard to financial reporting” pursuant to the Financial Instruments and Exchange Act and reports to the board of directors in regard thereto.

(ii)	Compliance

The Company has established an external whistleblowing hotline to develop a system to enable appropriate reporting and consultation, and made it known to all of the officers and employees of the Company Group. The Company thereby endeavors towards the early detection and improvement of issues within the Company Group.

(iii)	Risk Management

The Risk Management Committee met four times pursuant to the Risk Management Regulations and reported on the status of the management of risks provided for in the regulations, thereby continuing to monitor the corporate risks of the Company Group.

(iv)	Performance of Duties by Directors

The board of directors met 18 times in the business year under review, deliberated on and determined significant matters requiring resolutions of the board of directors pursuant to laws, ordinances, and the articles of incorporation, and oversaw the performance of duties by the directors.

(v)	Performance of Duties by Corporate Auditors

The corporate auditors oversee the performance of duties by the directors through the attendance of all corporate auditors at meetings of the board of directors, attendance at other significant meetings, and the viewing of significant documents such as written decisions, in addition to which the corporate auditors monitor the overall internal control systems of the entire Company Group through exchanging information and opinions at “three-party meetings” with the accounting auditor and Internal Audit Office.

19

~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~

Note:	Amounts and numbers of shares in this Business Report are rounded down to the nearest unit in which those amounts or numbers are displayed.

20

Consolidated Balance Sheet

(As of March 31, 2021)

(Unit: Million JPY)

Assets		Liabilities
Item	Amount	Item	Amount
Current assets	40,028	Current liabilities	24,588
Cash and deposits	13,118	Bills and accounts payable	4,290
Bills and accounts receivable	13,108	Short-term borrowings	11,374
Products	6,583	Long-term borrowings to be repaid within one year	2,867
Unfinished goods	2,259	Lease obligations	295
Raw materials and supplies	3,606	Accrued corporate taxes, etc.	850
Other	1,453	Provision for bonuses	1,211
Allowance for doubtful accounts	(100)	Provision for product warranties	178
Fixed assets	14,091	Other	3,520
Tangible fixed assets	10,185	Fixed liabilities	6,143
Buildings and structures	2,792	Corporate bonds	500
Machinery, equipment, and vehicles	320	Long-term borrowings	3,825
Tools, furniture, and fixtures	612	Lease obligations	366
Land	5,104	Provision for product warranties	62
Lease assets	277	Retirement benefit liabilities	954
Right-of-use assets	354	Provision for directors’ share benefits	79
Construction in progress	723	Asset retirement obligations	29
Intangible fixed assets	1,638	Other	325
Goodwill	210	Total liabilities	30,731
Trademark rights	25	Net assets
Software	1,322	Shareholders’ equity	23,252
Other	80	Share capital	6,388
Investments, etc.	2,267	Share capital surplus	6,413
Investment securities	164	Retained earnings	11,506
Retirement benefit assets	78	Treasury shares	(1,056)
Deferred tax assets	1,440	Accumulated other comprehensive income	(2,479)
Other	585	Unrealized gains on other marketable securities	28
Allowance for doubtful accounts	(2)	Foreign currency translation adjustments	(2,907)
		Accumulated adjustments on retirement benefits	399
		Non-controlling interests	2,614
		Total net assets	23,387
Total assets	54,119	Total liabilities and net assets	54,119

21

Consolidated Statement of Income

(From April 1, 2020 to March 31, 2021)

(Unit: Million JPY)

Item	Amount
Net sales		48,424
Cost of sales		26,787
Gross profit		21,636
Selling, general, and administrative expenses		17,232
Operating profit		4,404
Non-operating income
Interest income	59
Dividend income	13
Foreign exchange gains	89
Rental income from land and buildings	39
Subsidy income	151
Other	94	447
Non-operating expenses
Interest expenses	165
Sales discounts	20
Other	101	287
Ordinary profit		4,564
Extraordinary income
Gain on sale of fixed assets	2	2
Extraordinary loss
Loss on sale of fixed assets	1
Loss on retirement of fixed assets	2
Impairment losses	25	29
Profit before taxes		4,536
Corporate tax, resident income tax, and business tax	1,338
Corporate tax adjustments	(386)	952
Profit		3,584
Profit attributable to non-controlling shareholders’ equity		245
Profit attributable to parent company shareholders		3,339

22

Consolidated Statement of Changes in Shareholders’ Equity

(From April 1, 2020 to March 31, 2021)

(Unit: Million JPY)

	Shareholders’ equity
	Share capital	Share capital surplus	Retained earnings	Treasury shares	Total shareholders’ equity
Balance at beginning of period under review	6,338	6,442	8,586	(1,056)	20,361
Changes during period
Dividends of surplus			(419)		(419)
Profit attributable to parent company shareholders			3,339		3,339
Purchase of treasury shares				(0)	(0)
Changes in equity due to capital increase of consolidated subsidiaries		(28)			(28)
Net changes in items other than shareholders’ equity during period
Total changes during period	—	(28)	2,919	(0)	2,891
Balance at end of period under review	6,388	6,413	11,506	(1,056)	23,252

	Accumulated other comprehensive income				Share options	Non-controlling interests	Total net assets
	Unrealized gains on other marketable securities	Foreign currency translation adjustments	Accumulated adjustments on retirement benefits	Total accumulated other comprehensive income
Balance at beginning of period under review	14	(3,529)	357	(3,157)	10	1,362	18,576
Changes during period
Dividends of surplus							(419)
Profit attributable to parent company shareholders							3,339
Purchase of treasury shares							(0)
Changes in equity due to capital increase of consolidated subsidiaries						1,050	1,021
Net changes in items other than shareholders’ equity during period	13	622	41	678	(10)	202	870
Total changes during period	13	622	41	678	(10)	1,252	4,811
Balance at end of period under review	28	(2,907)	399	(2,479)	—	2,614	23,387

23

Balance Sheet

(As of March 31, 2021)

(Unit: Million JPY)

Assets		Liabilities
Item	Amount	Item	Amount
Current assets	18,031	Current liabilities	17,219
Cash and deposits	4,035	Bills payable - trade	283
Bills receivable - trade	3,206	Accounts payable - trade	3,036
Accounts receivable - trade	6,434	Short-term borrowings	6,763
Products	1,929	Long-term borrowings to be repaid within one year	2,378
Unfinished goods	224	Lease obligations	111
Raw materials and supplies	779	Accounts payable - other	2,439
Advance payments	110	Accrued corporate taxes, etc.	661
Accounts receivable - other	1,179	Provision for bonuses	938
Other	207	Provision for product warranties	55
Allowance for doubtful accounts	(76)	Other	551
Fixed assets	20,885	Fixed liabilities	4,497
Tangible fixed assets	4,394	Corporate bonds	500
Buildings	844	Long-term borrowings	3,005
Structures	235	Lease obligations	124
Machinery and equipment	12	Provision for retirement benefits	496
Vehicles	0	Provision for directors’ share benefits	79
Tools, furniture, and fixtures	406	Other	292
Land	2,640	Total liabilities	21,717
Lease assets	216	Net assets
Construction in progress	38	Shareholders’ equity	17,171
Intangible fixed assets	1,222	Share capital	6,388
Software	1,207	Share capital surplus	6,452
Other	14	Legal capital surplus	6,404
Investments, etc.	15,268	Other capital surplus	47
Investment securities	100	Retained earnings	5,386
Shares of subsidiaries and affiliates	9,907	Legal retained earnings	72
Investment in capital of subsidiaries and affiliates	4,472	Other retained earnings	5,314
Long-term loans receivable	6	General reserve	555
Deferred tax assets	643	Retained earnings brought forward	4,759
Other	210	Treasury shares	(1,056)
Allowance for doubtful accounts	(2)	Valuation and translation adjustments	28
Allowance for investment loss	(71)	Valuation difference on available-for-sale securities	28
		Total net assets	17,199
Total assets	38,917	Total liabilities and net assets	38,917

24

Statement of Income

(From April 1, 2020 to March 31, 2021)

(Unit: Million JPY)

Item	Amount
Net sales		33,135
Cost of sales		21,743
Gross profit		11,392
Selling, general, and administrative expenses		9,401
Operating profit		1,990
Non-operating income
Interest and dividend income	648
Foreign exchange gains	151
Other	71	870
Non-operating expenses
Interest expenses	54
Other	70	125
Ordinary profit		2,735
Extraordinary income
Gain on sale of fixed assets	0	0
Extraordinary loss
Loss on sale of fixed assets	0
Provision of allowance for investment loss	11	11
Profit before taxes		2,724
Corporate tax, resident income tax, and business tax	603
Corporate tax adjustments	37	640
Profit		2,083

25

Statement of Changes in Shareholders’ Equity

(From April 1, 2020 to March 31, 2021)

(Unit: Million JPY)

	Shareholders’ equity
	Share capital	Share capital surplus			Retained earnings
		Legal capital surplus	Other capital surplus	Total share capital surplus	Legal retained earnings	Other retained earnings		Total retained earnings
						General reserve	Retained earnings brought forward
Balance at beginning of period under review	6,338	6,404	47	6,452	72	555	3,095	3,722
Changes during business year
Dividends of surplus							(419)	(419)
Profit							2,083	2,083
Purchase of treasury shares
Net changes in items other than shareholders’ equity during period
Total changes during business year	—	—	—	—	—	—	1,664	1,664
Balance at end of period under review	6,388	6,404	47	6,452	72	555	4,759	5,386

	Shareholders’ equity		Valuation and translation adjustments		Share options	Total net assets
	Treasury shares	Total shareholders’ equity	Valuation difference on available-for-sale securities	Total valuation and translation adjustments
Balance at beginning of period under review	(1,056)	15,506	14	14	10	15,531
Changes during business year
Dividends of surplus		(419)				(419)
Profit		2,083				2,083
Purchase of treasury shares	(0)	(0)				(0)
Net changes in items other than shareholders’ equity during business year			13	13	(10)	3
Total changes during business year	(0)	1,664	13	13	(10)	1,667
Balance at end of period under review	(1,056)	17,171	28	28	—	17,199

26

Audit Report of Accounting Auditor Regarding Consolidated Financial Statements

Audit Report of Independent Auditor

May 27, 2021

To: Board of Directors of A&D Company, Limited

KPMG AZSA LLC

North Kanto Office

Designated Limited Liability Partner & Engagement Partner

Tsutomu Fukushima, Certified Public Accountant

Designated Limited Liability Partner & Engagement Partner

Takayuki Narita, Certified Public Accountant

Audit Opinion

Pursuant to Article 444, Paragraph (4) of the Companies Act, we have audited the consolidated financial statements, which consist of the consolidated balance sheet, consolidated statement of income, consolidated statement of changes in shareholders’ equity, and notes to consolidated financial statements, of A&D Company Limited for the consolidated accounting year from April 1, 2020 to March 31, 2021.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the status of the assets, profits, and losses of the corporate group consisting of A&D Company, Limited and its consolidated subsidiaries for the period regarding which the consolidated financial statements were prepared, based on accounting principles generally accepted as fair and appropriate in Japan.

Basis for the Audit Opinion

We conducted our audit based on auditing standards generally accepted as fair and appropriate in Japan. Our responsibilities under the auditing standards are stated in “Responsibilities of the Auditor for the Audit of the Consolidated Financial Statements.” In accordance with regulations regarding professional ethics in Japan, we are independent from the company and its consolidated subsidiaries, and we have fulfilled all other ethical responsibilities as an auditor. We have judged that we obtained sufficient and appropriate audit evidence on which to base our opinion.

Responsibilities of the Management, the Corporate Auditors, and the Board of Corporate Auditors for the Consolidated Financial Statements

The management is responsible for preparing and fairly presenting the consolidated financial statements based on accounting principles generally accepted as fair and appropriate in Japan. This includes developing and implementing the internal controls that the management determines to be necessary in order to prepare and fairly present the consolidated financial statements without any material misstatement due to fraud or error.

27

In preparing the consolidated financial statements, the management is responsible for assessing whether or not it is appropriate to prepare the statements on a going concern basis and, if it is necessary to disclose matters relating to a going concern under accounting principles generally accepted as fair and appropriate in Japan, to disclose those matters.

The corporate auditors and the board of corporate auditors are responsible for overseeing the directors’ performance of their duties in developing and implementing the financial reporting process.

Responsibilities of the Auditor for the Audit of the Consolidated Financial Statements

The responsibility of the auditor is to obtain, through the audit performed by the auditor, a reasonable assurance regarding whether or not there is any material misstatement due to fraud or error in the consolidated financial statements as a whole and to express an opinion regarding the consolidated financial statements from an independent position in the audit report. Misstatements may occur due to fraud or error and are judged to be material if, whether individually or in total, they are reasonably expected to influence the decisions made by the users of the consolidated financial statements.

In accordance with auditing standards generally accepted as fair and appropriate in Japan, throughout the auditing process, the auditor makes professional judgments and maintains professional skepticism while implementing the following procedures.

•	The auditor identifies and assesses the risk of material misstatements due to fraud or error and develops and implements audit procedures in response to the risk of material misstatements. Audit procedures are chosen and applied at the discretion of the auditor. Additionally, the auditor obtains sufficient and appropriate audit evidence on which to base its opinion.
•	The purpose of the audit of the consolidated financial statements is not to express an opinion on the effectiveness of internal controls, but when assessing risks, the auditor considers internal controls relevant to the audit in order to develop appropriate audit procedures that suit the circumstances.
•	The auditor assesses the appropriateness of the accounting policies adopted by the management, the appropriateness of the method of the application of those policies, the reasonableness of the accounting estimates made by the management, and the appropriateness of the notes related to those estimates.
•	The auditor concludes whether or not it is appropriate for the management to prepare the consolidated financial statements on a going concern basis and, based on the audit evidence obtained, whether or not any material uncertainty is found regarding events or circumstances that would cause a material doubt regarding the assumption of the company being a going concern. If a material doubt regarding the assumption of the company being a going concern is found, it is necessary to call attention in the audit report to the notes to the consolidated financial statements, and if the notes to the consolidated financial statements regarding the material uncertainty are not appropriate, it is necessary to express a qualified opinion on the consolidated financial statements. The conclusion of the auditor is based on the audit evidence obtained up to the date of the audit report, but it is possible that the company cannot remain a going concern due to future events or circumstances.
•	The auditor assesses whether or not the statements in and notes to the consolidated financial statements are in compliance with accounting principles generally accepted as fair and appropriate in Japan; assesses the statements, composition, and details of the consolidated financial statements, including the related notes; and assesses whether or not the consolidated financial statements fairly present the transactions and accounting events on which they are based.

28

•	The auditor obtains sufficient and appropriate audit evidence regarding the financial information of the company and its consolidated affiliates in order to express an opinion on the consolidated financial statements. The auditor is responsible for the direction, supervision, and implementation of the audit of the consolidated financial statements. The auditor is solely responsible for the audit opinion.

The auditor reports to the corporate auditors and the board of corporate auditors regarding the scope of the planned audit, when it will be implemented, material matters discovered during the audit (including material deficiencies in internal controls identified in the audit process), and other matters required by auditing standards.

The auditor reports to the corporate auditors and the board of corporate auditors regarding the fact that the auditor complied with regulations on professional ethics in Japan in regard to its independence, any matters that can reasonably be considered to affect the independence of the auditor, and, if any safeguards have been implemented in order to eliminate or reduce impediments to the audit, the details thereof.

Interests

Neither KPMG AZSA LLC nor any of the engagement partners have any interests in the company or its consolidated subsidiaries that should be stated pursuant to the Certified Public Accountants Act.

End

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Audit Report of Accounting Auditor

Audit Report of Independent Auditor

May 27, 2021

To: Board of Directors of A&D Company, Limited

KPMG AZSA LLC

North Kanto Office

Designated Limited Liability Partner & Engagement Partner

Tsutomu Fukushima, Certified Public Accountant

Designated Limited Liability Partner & Engagement Partner

Takayuki Narita, Certified Public Accountant

Audit Opinion

Pursuant to Article 436, Paragraph (2), Item (i) of the Companies Act, we have audited the non-consolidated financial statements, which consist of the balance sheet, statement of income, statement of changes in shareholders’ equity, notes to financial statements, and supplementary schedules (the “Financial Statements, Etc.”) of A&D Company, Limited for its 44th business year from April 1, 2020 to March 31, 2021.

In our opinion, the Financial Statements, Etc. referred to above present fairly, in all material respects, the status of the assets, profits, and losses of A&D Company, Limited for the period regarding which the Financial Statements, Etc. were prepared, based on accounting principles generally accepted as fair and appropriate in Japan.

Basis for the Audit Opinion

We conducted our audit based on auditing standards generally accepted as fair and appropriate in Japan. Our responsibilities under the auditing standards are stated in “Responsibilities of the Auditor for the Audit of the Financial Statements, Etc.” In accordance with regulations regarding professional ethics in Japan, we are independent from the company, and we have fulfilled all other ethical responsibilities as an auditor. We have judged that we obtained sufficient and appropriate audit evidence on which to base our opinion.

Responsibilities of the Management, the Corporate Auditors, and the Board of Corporate Auditors for the Financial Statements, Etc.

The management is responsible for preparing and fairly presenting the Financial Statements, Etc. based on accounting principles generally accepted as fair and appropriate in Japan. This includes developing and implementing the internal controls that the management determines to be necessary in order to prepare and fairly present the Financial Statements, Etc. without any material misstatement due to fraud or error.

In preparing the Financial Statements, Etc., the management is responsible for assessing whether or not it is appropriate to prepare the statements on a going concern basis and, if it is necessary to disclose matters relating to a going concern under accounting principles generally accepted as fair and appropriate in Japan, to disclose those matters.

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The corporate auditors and the board of corporate auditors are responsible for overseeing the directors’ performance of their duties in developing and implementing the financial reporting process.

Responsibilities of the Auditor for the Audit of the Financial Statements, Etc.

The responsibility of the auditor is to obtain, through the audit performed by the auditor, a reasonable assurance regarding whether or not there is any material misstatement due to fraud or error in the Financial Statements, Etc. as a whole and to express an opinion regarding the Financial Statements, Etc. from an independent position in the audit report. Misstatements may occur due to fraud or error and are judged to be material if, whether individually or in total, they are reasonably expected to influence the decisions made by the users of the Financial Statements, Etc.

In accordance with auditing standards generally accepted as fair and appropriate in Japan, throughout the auditing process, the auditor makes professional judgments and maintains professional skepticism while implementing the following procedures.

•	The auditor identifies and assesses the risk of material misstatements due to fraud or error and develops and implements audit procedures in response to the risk of material misstatements. Audit procedures are chosen and applied at the discretion of the auditor. Additionally, the auditor obtains sufficient and appropriate audit evidence on which to base its opinion.
•	The purpose of the audit of the Financial Statements, Etc. is not to express an opinion on the effectiveness of internal controls, but when assessing risks, the auditor considers internal controls relevant to the audit in order to develop appropriate audit procedures that suit the circumstances.
•	The auditor assesses the appropriateness of the accounting policies adopted by the management, the appropriateness of the method of the application of those policies, the reasonableness of the accounting estimates made by the management, and the appropriateness of the notes related to those estimates.
•	The auditor concludes whether or not it is appropriate for the management to prepare the Financial Statements, Etc. on a going concern basis and, based on the audit evidence obtained, whether or not any material uncertainty is found regarding events or circumstances that would cause a material doubt regarding the assumption of the company being a going concern. If a material doubt regarding the assumption of the company being a going concern is found, it is necessary to call attention in the audit report to the notes to the Financial Statements, Etc., and if the notes to the Financial Statements, Etc. regarding the material uncertainty are not appropriate, it is necessary to express a qualified opinion on the Financial Statements, Etc. The conclusion of the auditor is based on the audit evidence obtained up to the date of the audit report, but it is possible that the company cannot remain a going concern due to future events or circumstances.
•	The auditor assesses whether or not the statements in and notes to the Financial Statements, Etc. are in compliance with accounting principles generally accepted as fair and appropriate in Japan; assesses the statements, composition, and details of the Financial Statements, Etc., including the related notes; and assesses whether or not the Financial Statements, Etc. fairly present the transactions and accounting events on which they are based.

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The auditor reports to the corporate auditors and the board of corporate auditors regarding the scope of the planned audit, when it will be implemented, material matters discovered during the audit (including material deficiencies in internal controls identified in the audit process), and other matters required by auditing standards.

The auditor reports to the corporate auditors and the board of corporate auditors regarding the fact that the auditor complied with regulations on professional ethics in Japan in regard to its independence, any matters that can reasonably be considered to affect the independence of the auditor, and, if any safeguards have been implemented in order to eliminate or reduce impediments to the audit, the details thereof.

Interests

Neither KPMG AZSA LLC nor any of the engagement partners have any interests in the company that should be stated pursuant to the Certified Public Accountants Act.

End

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Audit Report of Board of Corporate Auditors

Audit Report

In regard to the directors’ performance of their duties for the 44th business year from April 1, 2020 to March 31, 2021, the board of corporate auditors has prepared this Audit Report after deliberations based on the audit reports prepared by each corporate auditor and reports as follows.

1.	Method and Details of Audits by the Corporate Auditors and the Board of Corporate Auditors
(1)	The board of corporate auditors determined the audit policies and division of duties, etc. and received reports from each corporate auditor regarding the implementation status and results of their audits, in addition to which it received reports from the directors, etc. and the accounting auditor regarding the status of the performance of their duties and requested explanations as necessary.
(2)	In compliance with the corporate auditor audit standards established by the board of corporate auditors and in accordance with the audit policies and division of duties, etc., each corporate auditor communicated with the directors, the internal audit department, and other employees, etc., endeavored to gather information and develop the audit environment, and conducted audits using the following methods.
(i)	The corporate auditors attended meetings of the board of directors and other important meetings, received reports from directors and employees, etc. regarding the status of the performance of their duties, requested explanations as necessary, viewed important decision-making documents, etc., and inspected the status of operations and assets at the head office and main business locations. Additionally, in regard to subsidiaries, the corporate auditors communicated and exchanged information with the directors and corporate auditors, etc. of subsidiaries and requested business reports from subsidiaries as necessary.
(ii)	In regard to the content of a resolution of the board of directors regarding the development of systems to ensure that the directors’ performance of their duties complies with laws, ordinances, and the articles of incorporation and other systems provided for in Article 100, Paragraph (1) and Paragraph (3) of the Ordinance for Enforcement of the Companies Act as systems necessary to ensure the appropriateness of operations of the corporate group composed of a stock company and its subsidiaries, as well as the systems developed pursuant to that resolution (i.e., internal control systems) stated in the business report, the corporate auditors periodically received reports from directors and employees, etc. regarding the status of the establishment and operation of those systems, requested explanations as necessary, and expressed opinions in regard thereto. The corporate auditors received reports from directors, etc. and KPMG AZSA LLC regarding the status of the assessment and auditing of internal controls relating to financial reporting and requested explanations as necessary.
(iii)	The corporate auditors oversaw and verified whether the accounting auditor maintained an independent position and conducted an appropriate audit, received reports from the accounting auditor on the status of the performance of its duties, and requested explanations as necessary. Additionally, the corporate auditors received notification from the accounting auditor that, in accordance with the “Quality Control Standards for Audits” (Business Accounting Council, October 28, 2005), etc., it had developed systems in order to ensure that its duties (the matters stated in the items of Article 131 of the Regulation on Corporate Accounting) are appropriately performed and requested explanations as necessary.

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Using the methods above, the board of corporate auditors examined the business report, the supplementary schedules thereto, the financial statements (i.e., the balance sheet, statement of income, statement of changes in shareholders’ equity, and notes to financial statements), the supplementary schedules to the financial statements, and the consolidated financial statements (i.e., the consolidated balance sheet, consolidated statement of income, consolidated statement of changes in shareholders’ equity, and notes to consolidated financial statements) for the business year.

2.       Audit Results

(1)	Results of audit of business report, etc.
(i)	We find that the business report and the supplementary schedules thereto correctly present the status of the company in accordance with laws, ordinances, and the Articles of Incorporation.
(ii)	We do not find any misconduct in relation to the directors’ performance of their duties nor any material fact in violation of laws or ordinances or in breach of the Articles of Incorporation.
(iii)	We find the content of the resolutions of the board of directors regarding internal control systems to be reasonable. Additionally, we do not find any matters that should be commented upon in regard to the statements in the business report relating to the internal control systems or the directors’ performance of their duties. In regard to internal controls relating to financial reporting, we have received reports from the directors, etc. and KPMG AZSA LLC to the effect that as of the preparation of this Audit Report, there are no material deficiencies to be disclosed.
(2)	Results of audit of financial statements and supplementary schedules

We find the methods and results of the audit by the accounting auditor, KPMG AZSA LLC, to be reasonable.

(3)	Results of audit of consolidated financial statements

We find the methods and results of the audit by the accounting auditor, KPMG AZSA LLC, to be reasonable.

May 28, 2021

A&D Company, Limited; Board of Corporate Auditors
Full-time Corporate Auditor:	Takaaki Suga
Outside Corporate Auditor:	Katsumi Aya
Outside Corporate Auditor:	Terumi Haraguchi
Outside Corporate Auditor:	Hideo Umezawa

End

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